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October 15, 2024	Exhibit 8.1

Pieris Pharmaceuticals, Inc.

225 Franklin Street, 26th Floor

Boston, Massachusetts 02110

Re:      Pieris Pharmaceuticals, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Pieris Pharmaceuticals, Inc., a Nevada corporation, (“Public Company”), in connection with the merger of Polo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Public Company (“Merger Sub”), with and into Palvella Therapeutics, Inc., a Delaware corporation (“Merger Partner”), with Merger Partner surviving as a wholly-owned subsidiary of Public Company (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger, dated as of July 23, 2024, among Public Company, Merger Sub, and  Merger Partner (as may be amended from time to time, the “Merger Agreement”).  Unless otherwise indicated, each capitalized term not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

The Merger will be effected pursuant to the Merger Agreement, which is attached as ANNEX A to the prospectus to the registration statement on Form S-4 (Registration No. 333- 281459) filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2024, as amended on Form S-4/A on September 20, 2024 (as filed and amended, the “Registration Statement”).  At your request, in connection with the filing of the Registration Statement, we are rendering our opinion concerning the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing, of statements, facts, information, representations, covenants and agreements contained in originals or copies certified or otherwise identified to our satisfaction of the Merger Agreement, the Registration Statement and such other documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion, including officers certificates from an officer of Public Company, dated as of October 15, 2024, and an officer of Merger Partner, dated as of October 15, 2024 (collectively, the “Representation Letters”).  For purposes of rendering our opinion, we have assumed that such statements, facts, information, representations, covenants and agreements are, and will continue to be, accurate and complete without regard to any qualification of knowledge.  Our opinion assumes and is expressly conditioned upon, among other things, the initial and continuing accuracy and completeness of the statements, facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Public Company and Merger Partner, including those set forth in the Representation Letters.

October 15, 2024

In our examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents and all documents submitted to us as certified or photostatic copies, (v) the authenticity of the originals of such documents, (vi) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (vii) the enforceability (as limited by bankruptcy and other insolvency laws) and, with respect thereto and to any other matter herein to which relevant, any necessary entity power and authority, authorization, execution, authentication, payment and delivery of, under and with respect to all documents to which this opinion letter relates, and (viii) that there has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with any document.  We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the terms and conditions of the Merger Agreement and as described in the Registration Statement, that none of the terms or conditions therein have been waived or modified in any respect prior to the Effective Time and that the Merger will constitute a statutory merger under applicable law.  Each assumption herein is made and relied upon with your permission and without independent investigation.

In rendering our opinion, we have considered applicable provisions of the Code, Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof.  It should be noted that such laws, Code, Regulations, judicial authorities, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, could affect our conclusions herein.  There can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based solely upon and subject to the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein and therein, we are of the opinion that, under currently applicable U.S. federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Additionally, we hereby confirm that the disclosure contained in the Registration Statement under the headings (i) “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” and (ii) “Agreements Related to the Merger – CVR Agreement – Material U.S. Federal Income Tax Consequences of the Receipt of CVRs” constitutes our opinion insofar as those statements contain legal conclusions with respect to matters of U.S. federal income tax law.

We express no opinion on any issue relating to the tax consequences of the Merger contemplated by the Registration Statement other than the opinion set forth above.  This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

October 15, 2024

This opinion is furnished to you, and is for your use solely in connection with the Merger set forth in the Registration Statement.  This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Mintz, Levin Cohn, Ferris, Glovsky and Popeo, P.C.

_____________________________________________________

Mintz, Levin Cohn, Ferris, Glovsky and Popeo, P.C.